PROMISSORY NOTE

Principal Amount: US$370,000

June 28, 2002

FOR VALUE RECEIVED, the Borrower promises to pay to the order of the Lender on demand, the sum of **$370,000** lawful money of United States (the "**Principal Sum**") together with interest on the Principal Sum from the Date of Advance, both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year. Simple interest at the Interest Rate must be calculated, not in advance and not compounded, from and including the Date of Advance, and payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may pay the Principal Sum in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

Brek Energy Corporation

Authorized signatory

Vallenar Energy Corp.

Authorized signatory

COPY

VEC.A.09

VALLENAR ENERGY CORP.

(the "Company")

DIRECTORS' CONSENT RESOLUTIONS

The undersigned, being all the directors of the Company, a Nevada corporation, by written consent with the authority contained in the corporate law of the State of Nevada and without the formality of convening a meeting, consent to the following actions of the Company.

Private placement - $400,000

WHEREAS:

1. The Company has received a subscription agreement for 800,000 Common Capital Shares at a price of $0.50 per share (the "Shares").

2. As consideration for the subscription, the subscriber has offered and the Company is willing to accept a demand promissory for the principal sum of $370,000 earning 6% simple interest plus the settlement of $30,000 in advances made by the subscriber to the Company (collectively, the "Consideration") pursuant to an agreement for consideration (the "Agreement").

3. Gregory M. Pek and Kenneth G. C. Telford have disclosed their conflict of interest as directors and officers of Brek Energy Corporation and have abstained from voting on any resolution that would put them in a conflict of interest between their duties to the Company and to Brek Energy Corporation.

RESOLVED that:

4. The Agreement is approved.

5. The subscription for the Shares is accepted.

6. The following share certificate representing the Shares be issued as fully paid for and non-assessable.

Certificate #	Name of Shareholder	Number of Shares	Amount paid at $0.50 per Share
0038	**Brek Energy Corporation** 19/F, 80 Gloucester Road Wanchai Hong Kong	800,000	$400,000

7. The Consideration is accepted as valid and full consideration for the Shares.

8. The issuance of the shares in reliance on the exemptions from registration contained in sections 3(b) and 4(2) of the Securities Act of 1933 is authorized.

9. The Shares will remain in escrow with the Company pursuant to the terms and conditions of the Agreement until the promissory note is paid in full.

10. The names and other necessary particulars of the issuance of Shares be recorded in the Registers of the Company.

11. Any one director or officer of the Company, acting alone, is authorized to sign any document and do any thing that is required to give effect to the foregoing, including the issuance of the shares, and the acting officer's actions are approved.

12. These resolutions may be signed in counterparts and delivered to the Company's records book by fax, and the counterparts together constitute one original document.

NEC.A.109-1

Dated June 28, 2002

Gregory M. Pek

Kenneth G.C. Telford

Michael Sweatman